Exhibit 99.1

NEWS RELEASE

ICF Provides an Update on Current Impact of COVID-19

—To Participate in Upcoming Conference Call—

FOR IMMEDIATE RELEASE

Investor information contact:

Lynn Morgen, AdvisIRy Partners, lynn.morgen@advisiry.com, +1.212.750.5800

or

David Gold, AdvisIRy Partners, david.gold@advisiry.com, +1.212.750.5800

Company information contact:

Lauren Dyke, ICF, lauren.dyke@icf.com, +1. 571.373.5577

FAIRFAX, Va. (March 24, 2020) — ICF (NASDAQ:ICFI), a global consulting and digital services provider, today provided an update on the current impact of COVID-19 on its business.

John Wasson, president and chief executive officer, stated “It is too early to say with any certainty what the specific impacts on ICF may be from this unprecedented health crisis. We have implemented work from home protocols across the company to protect our staff, give them flexibility to deal with the closure of schools and day care facilities, and comply with shelter in place requirements in certain localities. Our staff are experienced in working from home, and we are pleased that we are effectively transitioning to serve clients through teleworking.

“From a business perspective, thus far we are experiencing continuity in the vast majority of our work for government clients, which accounted for approximately 65 percent of our revenues in 2019. There have been postponements of events and challenges around some project work requiring international travel, but overall our government business is currently continuing apace. Of the remaining 35 percent of our total revenue, the vast majority was generated from commercial energy markets and commercial marketing services, each of which represented roughly half of the total. In commercial energy, where we work primarily for utility clients, we are seeing the same trends as in government, although there are some aspects of energy efficiency programs that have been put on hold as they involve direct interaction with consumers. In commercial marketing services, a key component of our business is our industry-leading loyalty platform, where we have long-term implementation contracts, and we believe our clients will prioritize staying engaged with their most loyal customers. The other parts of commercial marketing services, which include public relations and marketing technology, will likely be impacted and therefore we are monitoring this business area closely. These other parts of commercial marketing services represented less than 15 percent of our total 2019 companywide revenues.

“On the plus side, as we noted in our recent earnings call, we are supporting the Centers for Disease Control and Prevention (CDC) on two small projects to provide public health messaging related to COVID-19. More recently, we have expanded our modest syndromic surveillance activities under CDC’s BioSense program to include tracking the spread of COVID-19 that is expected to allow CDC to better coordinate responses to it, and are also continuing to support the Department of Health and Human Services (HHS) with its preparedness and response activities to COVID-19 through a project for its Technical Resources, Assistance Center, and Information Exchange (TRACIE). With the recent passage of the $8 billion public health emergency legislation, we believe there may be further opportunities to support CDC and other parts of HHS on these types of activities going forward. Additionally, last week’s emergency declaration under the Stafford Act and the National Emergency Act made available up to $50 billion in coronavirus-related funding to support state, local and territorial governments, which includes Federal Emergency Management Agency (FEMA) support under its Public Assistance Program. ICF is experienced in providing support to state, local and territorial governments on identifying and applying for projects that would be eligible for FEMA reimbursement.

“Lastly, ICF has a very strong culture, great people, loyal clients and an experienced management team, and we have been through volatile periods before, including government shutdowns and the 2008 financial crisis. From a financial perspective, ICF drives substantial free cash flow, and we have a strong balance sheet, with access to low-cost financing. Thus, while we expect challenges ahead, we believe that ICF will weather this storm relatively well in the medium to long term. We are carefully monitoring short-term impacts that we will report on in our first quarter 2020 earnings communications in early May.”

ICF will participate in a conference call hosted by SunTrust Robinson Humphrey on Tuesday, March 24, 2020 at 2 pm Eastern Time. The webcast, which is open to all, will be moderated by Tobey Sommer and will include a feature that allows webcast participants to submit questions. To access the webcast, please click here http://www.wsw.com/webcast/cc/icfi. A transcript of the call will be posted on the ICF website as soon as it is available.

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Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.